Exhibit 16.1
March 17, 2021
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Willis Lease Finance Corporation and subsidiaries (the Company), under the date of March 15, 2021, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2020 and 2019, and the effectiveness of internal control over financial reporting as of December 31, 2020. On January 4, 2021, we were notified that that the auditor-client relationship with KPMG LLP would cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2020, and the effectiveness of internal control over financial reporting as of December 31, 2020, and the issuance of our reports thereon. We have read statements of the Company included under Item 4.01(a) of its Form 8-K/A dated January 4, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Board of Directors.
Very truly yours,
/s/ KPMG LLP